Exhibit 10.2.6

THE DOE RUN RESOURCES CORPORATION
1801 PARK 270 DRIVE
ST. LOUIS, MISSOURI  63146

        February 22, 2006

Marvin Kaiser

c/o The Doe Run Resources Corporation
1801 Park 270 Drive
St. Louis, Missouri  63146

Re:                               First Amendment to Amended and Restated Net Worth Agreement dated July 1, 2005

Dear Mr. Kaiser:

The Amended and Restated Net Worth Agreement dated July 1, 2005 between The Doe Run Resources Corporation (the “Company”) and yourself is hereby amended as follows:

Section 3  Net Worth Appreciation Benefit —

1)                                                                                      In the definition of “Net Worth Increment”, the phrase “as at the end of its fiscal quarter immediately preceding the date of your termination” is deleted and replaced with “at April 30, 2006”.

2)                                                                                      In the definition of “Payment”, the phrase “(the calculation period shall end at the end of the Company’s fiscal quarter immediately preceding your date of termination)” is deleted and replaced with “(the calculation period shall end on April 30, 2006)”.

Section 4 Payment — The phrase “three months after the termination of your employment” in the first sentence of Section 4 is deleted and replaced with “July 1, 2006”.

Section 5 Dividends; Sale of Substantially All  of the Company’s Stock or Assets - Section 5b is deleted in its entirety and replaced with the following:

b)            If prior to November 1, 2006 all or substantially all the stock or assets of the Company shall be sold to a person who is not an affiliate of Ira Leon Rennert, or if The Renco Group, Inc. sells a controlling interest in the Company, then, upon the closing of such sale, any Payment as calculated under Section 3 — Net Worth Appreciation Benefit, remaining owing to you shall, irregardless of Section 4 — Payment, be immediately paid to you in one payment and neither you nor the Company shall have any further rights or liabilities hereunder.

Section 6  Condition Precedent — The section is deleted in its entirety and replaced with the following:

“The Company’s obligation to make the Payment to you shall be conditioned on your faithful adherence to your employment arrangement with the Company and on your refraining from engaging, during the period over which such payments are to be made to you, directly or indirectly in any activity which is competitive with the business engaged in by the

Company on February 28, 2006.  If you do not faithfully adhere to your employment arrangement with the Company or you engage in any such competitive activities, then we shall no longer be obligated to make any Payments to you hereunder.”

Section 7 — Notice

The first sentence is deleted and replaced with:

1.    Any notice to be sent pursuant hereto shall be sent by hand, certified or registered mail or overnight service to you, at 506 State Route 2205, P.O. Box 39, Mayfield, KY 42066, with a copy to 13577 East Wethersfield Road, Scottsdale, AZ 85259, and a copy to The Renco Group, Inc. at 30 Rockefeller Plaza, New York, NY 10112, 42nd floor, to the attention of Ira Leon Rennert, or to any other address which the Company or Renco may designate by notice in writing.

Section 8  Legal Fees and Costs — This section is added.

In the event either party elects to enforce any provision of this agreement through legal action, the reasonable legal fees and costs incurred by the prevailing party in such action, shall be paid by the other party.

Section 9 Effectiveness — This section is added.

The above amendment is effective upon the termination of your employment on February 28, 2006.

Please confirm that the foregoing correctly sets forth our agreement with respect to your net worth appreciation benefit by signing and returning the enclosed copy of this letter.

Very truly yours,

The Doe Run Resources Corporation.

/s/ Ira Leon Rennert
Ira Leon Rennert
Chairman of the Board

Accepted and Agreed to:

/s/ M. K. Kaiser
Marvin Kaiser